Exhibit 99.1

                   DRI Corporation Expects to Post a
                    Profitable Third Quarter 2007


    --  Third Quarter Sales Up 6.4 Percent Over Last Year's Same
        Period Results

    --  Fourth Quarter and Fiscal Year 2007 on Track to Profitability

    --  Long-Term Plans Indicate Potential Profitable Growth Trend


    DALLAS--(BUSINESS WIRE)--October 23, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that third quarter 2007 sales are expected to exceed approximately $13.9 million, as compared to $13.1 million posted for the same period a year ago, and that the Company expects to report a profit for the third quarter.

    The Company also announced that fourth quarter and fiscal year 2007 are on track to be profitable.

    "Our third quarter revenue increased by 6.4 percent over same period results from last year; we saw growth in virtually all of our core business and served-market sectors. Our internal work to reduce costs and expenses, combined with our increasing revenue, is continuing to help build the trend toward a profitable fiscal year 2007. Early indications point to a profitable fourth quarter and fiscal year 2007," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    On or about Nov. 14, 2007, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the period ended Sept. 30, 2007.

    LONG-TERM OUTLOOK

    Management's three-year strategic business plan, approved by the DRI Board of Directors in September 2007, projects profitable growth to an annualized revenue run rate of $100 million by the end of fiscal year 2010 even in absence of possible acquisitions.

    "Our three-year strategic business plan indicates that our investments in market, product, business operating infrastructure, and personnel -- combined with improving market conditions and entry into some very interesting new geographic markets -- may very well produce a continued growth trend. As we continue our focus to produce improved operating results, and to inform and educate investors about the opportunities we believe are embodied in DRI, we believe that shareholder value will continue to increase," Mr. Turney said.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, and anticipated increases in shareholder value, as well as any statement, express or implied, concerning future events or expectations or which use words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that we may not have accurately forecasted the timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, and increases in shareholder value may not prove accurate over time, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com